Exhibit 10.13

INSTRUCTURE, INC.

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is entered into effective as of July 25, 2019 (the “Effective Date”) by and between FRANK MAYLETT (“Executive”) and INSTRUCTURE, INC., a Delaware corporation (the “Company”).

RECITALS

A.    The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to provide Executive with certain protections in the event of Executive’s termination of employment under certain circumstances.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1.    At-Will Employment. Executive’s employment is and shall remain at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Executive shall not receive any compensation of any kind, including, without limitation, stock option or other equity award vesting acceleration and severance benefits, following Executive’s termination of employment with the Company, except as expressly provided herein.

2.    Severance Benefits.

(a)    Severance Benefits upon a Termination in Connection with or Following a Change in Control. If Executive’s employment is terminated by the Company without Cause (as defined below, and other than as a result of death or disability), or Executive resigns his or her employment with the Company for Good Reason (as defined below), in either case within three (3) months prior to (and contingent upon the consummation of the Change in Control), in connection with, or within twelve (12) months following the effective date of a Change in Control (a “CIC Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h), a “Separation from Service”), and further provided that Executive delivers an effective release of claims as required under Section 3 below, then Executive shall be entitled to the following severance benefits (the “CIC Benefits”):

(i)    If the CIC Termination occurs (x) during the first year of the Executive’s employment, then the Company shall pay Executive an amount in cash equal to six (6) months of Executive’s then current salary (base salary plus base equity grant), paid over the six (6) month period following Executive’s Separation from Service; or (y) after the first year of the Executive’s employment, then the Company shall pay Executive an amount in cash equal to nine (9) months of Executive’s then current salary (base salary plus base equity grant), paid over the nine (9) month period following Executive’s Separation from Service, in each case in accordance with the Company’s regular payroll schedule, at the time specified in Section 3 below.

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(ii)    Subject to Section 9(c), the Company shall pay Executive’s expenses for continuing his or her health care coverage and that of any dependents who are covered at the time of the Executive’s Separation from Service (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending on the earlier of the nine (9) month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer (the “CIC COBRA Period”), so long as Executive timely elects such COBRA continuation coverage.

(iii)    If the CIC Termination occurs (x) during the first year of the Executive’s employment, then twenty five percent (25%) of all unvested outstanding stock awards then held by Executive shall become fully vested with respect to the shares subject thereto, effective immediately prior to Executive’s Separation from Service; or (y) after the first year of the Executive’s employment, then seventy-five percent (75%) of all unvested outstanding stock awards then held by Executive shall become fully vested with respect to all of the shares subject thereto, effective immediately prior to Executive’s Separation from Service.

(b)    Severance Benefits upon a Termination that is not a CIC Termination. If Executive’s employment is terminated by the Company without Cause (other than as a result of death or disability), or Executive resigns his or her employment with the Company for Good Reason, and such termination is not a CIC Termination, and provided such termination constitutes a Separation from Service and that Executive delivers an effective release of claims as required under Section 3 below, then Executive shall be entitled to the following severance benefits (the “Severance Benefits”):

(i)    The Company shall pay Executive an amount in cash equal to six (6) months of Executive’s then current salary (base salary plus base equity grant), paid over the (6) month period following Executive’s Separation from Service, in accordance with the Company’s regular payroll schedule, at the time specified in Section 3 below.

(ii)    If applicable and the executive is participating in the Instructure Incentive Program, the Company shall pay Executive a lump sum amount in cash equal to 80% of Executive’s then current target bonus, pro-rated based on the number of full months in the year in which the Separation from Service occurs prior to Executive’s Separation from Service, at the time specified in Section 3 below; and

(iii)    Subject to Section 9(c), the Company shall pay Executive’s COBRA Premiums for a period ending on the earlier of the six (6) month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer (the “Severance COBRA Period”), so long as Executive timely elects such COBRA continuation coverage.

(c)    Accrued Wages, Bonus and Vacation, Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay (or

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provide reimbursement to) Executive for (i) any unpaid base salary due for periods prior to and including the date of Separation from Service; (ii) all accrued and unused vacation through the date of Separation from Service, if applicable; (iii) any earned (as determined and approved by the Board prior to the Separation from Service) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process and in any event by no later than two and one-half months after the end of such subsequent year; and (iv) following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Separation from Service. These payments shall be made promptly upon or following termination and within the period of time mandated by law (or in the case of an earned bonus, within the time period set forth in the Company’s bonus plan and in any event by no later than two and one-half months after the end of the fiscal year following the year in which the bonus was earned).

3.    Release Required; Timing of Payments.

(a)    Requirement of Release. Prior to the payment of any CIC Benefits or Severance Benefits (including the acceleration of equity, if applicable), Executive shall execute and allow to become effective a standard employment release agreement releasing the Company (and its successor) from any and all claims Executive (or Executive’s estate or beneficiaries) may have against such entities related to or arising in connection with his or her employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not later than 60 days following Executive’s Separation from Service (the “Release Effective Date’’). No CIC or Severance Benefits shall be paid or provided prior to the Release Effective Date.

(b)    Form of Release. The Release shall in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as applicable, and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company). Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive.

(c)    Timing of Payments. Within five days following the Release Effective Date, the Company will pay (or commence payment of) the CIC Benefits or Severance Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of benefits being paid as scheduled. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the CIC Benefits or Severance Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no CIC Benefits or Severance Benefits will be paid prior to the 60th day following Executive’s Separation from Service. On the 60th day following the date of Separation from Service, the Company will pay to Executive in a lump sum the CIC Benefits or Severance Benefits, as applicable, that Executive would otherwise have received on or prior to such date, with the balance of the CIC Benefits or Severance Benefits being paid as originally scheduled.

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4.    Limitation on Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) . For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 4.

(a)    The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

(b)    The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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5.    Successors.

(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Agreement and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor.

(b)    Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.    Notices.

(a)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Notice of Termination. Any termination by the Company with or without Cause or by Executive as a result of a voluntary resignation for any reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement.

7.    Arbitration. The Company and Executive shall attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within 15 days after notification in writing to the other, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply Utah law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Section 9(i) below, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his or her own attorneys’ fees and expenses, provided

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however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for his or her reasonable attorneys’ fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

8.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” for termination of Executive’s employment will exist if Executive is terminated by the Company for any of the following reasons: (i) Executive’s commission of any material act of dishonesty; (ii) Executive’s conviction of a felony or any crime involving moral turpitude; (iii) Executive’s commission of any action that that has caused or is reasonably expected to result in material harm to the business or the reputation of the Company (excluding any action taken in good faith); (iv) Executive’s material violation of any duty or obligation owed by Executive to the Company which causes or is reasonably expected to cause material injury to the Company; (v) Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company, including but not limited to Executive’s Confidentiality and Intellectual Property Agreement; or (vi) Executive’s repeated refusal to substantially perform his or her assigned duties. The determination as to whether Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.

(b)    Change in Control. “Change in Control” shall have the meaning set forth in the Company’s 2015 Equity Incentive Plan, as it may be amended from time to time; provided that to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(c)    Good Reason. “Good Reason” for Executive’s resignation of his or her employment shall exist following the occurrence of any of the following without Executive’s written consent: (i) a material reduction in job duties, responsibilities, title or authority inconsistent with the Executive’s position with the Company; provided, however, that any such reduction or change (including a change in title) after a Change in Control will not constitute Good Reason if Executive retains reasonably comparable duties, position and responsibilities with respect to the Company’s business within the successor entity following a Change of Control; (ii) a material reduction of Executive’s then current base salary, representing a reduction of more than 10% of the Executive’s then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction implemented prior to a Change in Control shall not constitute such a material salary reduction; or (iii) the relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 35 miles as compared to Executive’s then current principal place of employment immediately prior

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to such relocation; provided, that the Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days after the date on which the Company gives written notice to the Executive of the Company’s affirmative decision to take an action set forth in clause (i), (ii), or (iii) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of Executive’s written notice and Executive terminates his or her employment within 30 days following the expiration of the cure period.

9.    Miscellaneous Provisions.

(a)    Executive Obligations. Notwithstanding anything to the contrary contained herein, payment of any of the CIC Benefits or Severance Benefits will be conditioned upon (i) Executive continuing to comply with his or her obligations under the Confidentiality and Intellectual Property Agreement (or such similar form that Executive previously executed in connection with his or her employment) during the period of time in which Executive is receiving the CIC Benefits or Severance Benefits; and (ii) Executive’s resignation from all positions with the Company, any subsidiaries and affiliates, and the Board (as applicable), to be effective no later than the date of Separation from Service (or such other date as determined by the Board).

(b)    Income and Employment Taxes. All amounts paid or provided under this Agreement shall be net of required withholdings, and Executive shall be responsible for any additional taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Executive’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(c)    Alternative Method of Providing COBRA Benefit. If the Company determines, in its sole discretion, that the Company cannot pay COBRA Premiums as provided in Section 2(a) or 2(b) without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule and over the same time period that the COBRA Premiums would otherwise have been paid on behalf of the Executive. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the CIC COBRA Period or the Severance COBRA Period, as applicable.

(d)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(e)    Interaction with Other CIC Benefits. In the event that Executive would be entitled to a greater level of CIC Benefits under the terms and conditions of an individual

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stock option agreement with the Company or a severance plan or policy provided by the Company or its successor to other Company employees being terminated within three (3) months prior to (and contingent upon the consummation of the Change in Control), in connection with, or within twelve (12) months following a Change in Control but for the existence of this Agreement, Executive shall be entitled to receive the greater of the CIC Benefits or the benefits under such other agreement, plan or policy subject to the applicable terms and conditions thereof.

(f)    Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g)    Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement; provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions or confidential information of the Company.

(h)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Utah.

(i)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j)    Code Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A- 1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of his or her Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits described in Section 4(b) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable

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benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 9(j).

(k)    Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(l)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

9.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE
/s/ Frank Maylett

Frank Maylett

Date:	7-19-19

INSTRUCTURE, INC.

By:	/s/ Matthew Kaminer

Name:	Matthew Kaminer

Title:	General Counsel

Date:

SIGNATURE PAGE TO EXECUTIVE AGREEMENT

For Executive Age 40 or Older

Group Termination

EXHIBIT A

RELEASE AGREEMENT

In consideration of receiving certain benefits under my Executive Agreement with Instructure, Inc. (the “Company”) dated [7-19, 2019] (the “Agreement”), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Confidentiality and Intellectual Property Agreement (or such similar form that I previously executed in connection with my employment) with the Company, including but not limited to the nonsolicitation of employees covenant set forth in such agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, executives, stockholders, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the Utah Antidiscrimination Act of 1965 (as amended), and the Utah Payment of Wages Act. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other

A-1.

For Executive Age 40 or Older

Group Termination

than pursuant to a Company stock option or stock plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release ("Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, executives, stockholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

A-2.

For Executive Age 40 or Older

Group Termination

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.

[EXECUTIVE NAME]
/s/ Frank Maylett

Date:	7-19-19

A-3.

For Executive Age 40 or Older

Individual Termination

EXHIBIT B

RELEASE AGREEMENT

In consideration of receiving certain benefits under my Executive Agreement with Instructure, Inc. (the “Company”) dated [7-19, 2019] (the “Agreement), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Confidentiality and Intellectual Property Agreement (or such similar form that I previously executed in connection with my employment) with the Company, including but not limited to the nonsolicitation of employees covenant set forth in such agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, executives, stockholders, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Executive Retirement Income Security Act of 1974 (as amended), the Utah Antidiscrimination Act of 1965 (as amended), and the Utah Payment of Wages Act. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”); (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other

B-1.

For Executive Age 40 or Older

Individual Termination

than pursuant to a Company stock option or stock plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, executives, stockholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.

[EXECUTIVE NAME]

/s/ Frank Maylett

Date:	7-19-19

B-2.

For Executive Under 40

Individual or Group Termination

EXHIBIT C

RELEASE AGREEMENT

In consideration of receiving certain benefits under my Executive Agreement with Instructure, Inc. (the “Company”) dated [                , 2015] (the “Agreement”), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Confidentiality and Intellectual Property Agreement (or such similar form that I previously executed in connection with my employment) with the Company.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, executives, shareholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Executive Retirement Income Security Act of 1974 (as amended), the Utah Antidiscrimination Act of 1965 (as amended), and the Utah Payment of Wages Act. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other than pursuant to a Company stock option or stock plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating

C-1.

For Executive Under 40

Individual or Group Termination

with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, executives, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me, and I must not revoke it thereafter.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.

[EXECUTIVE NAME]

/s/ Frank Maylett

Date:	7-19-19

C-2.